Exhibit 99.1

Northern Tier Energy Reports Full Year and Fourth Quarter 2013 Results

Fourth Quarter Highlights:

•	Net earnings of $20.6 million and Adjusted EBITDA of $69.4 million

•	Company declared a fourth quarter distribution of $0.41 per common unit that will be paid in cash on February 28, 2014

•	Cumulative cash distributions since initial public offering stands at $5.38 per common unit

•	January throughput was approximately 88,000 barrels per day

RIDGEFIELD, Conn., February 27, 2014 /PRNewswire/ — Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (“Northern Tier Energy”) today reported fourth quarter and full-year 2013 results. Fourth quarter 2013 net earnings were $20.6 million compared with fourth quarter 2012 net earnings of $84.5 million. Adjusted EBITDA for the fourth quarter of 2013 was $69.4 million, a decrease of $93.0 million compared to $162.4 million for the fourth quarter of 2012. This decrease was primarily also driven by less favorable operating results in the refining segment.

Full year 2013 net earnings were $231.1 million compared to $197.6 million of net earnings for the full year 2012. Adjusted EBITDA for the full year 2013 was $363.2 million compared to Adjusted EBITDA of $739.7 million for the full year 2012. This decrease was primarily driven by less favorable operating results in the refining segment on a year-over-year basis.

“This past year was an investment year for Northern Tier Energy both operationally and commercially. We safely completed a planned major plant turnaround with zero loss-time injuries and we took advantage of our planned downtime to make strategic investments resulting in an increase to our capacity by over 10% while enhancing our distillate yield by almost 4 percentage points. We generated over $360 million of Adjusted EBITDA and over $240 million of cash available for distribution to our unitholders,” said Chet Kuchta, Chief Operating Officer of Northern Tier Energy “During this time, we also gained a new, strategic partner in Western Refining. With this partnership and our recent investments, we are confident we can continue to capture strong crude dynamics and improve margins in 2014.”

Fourth Quarter Operating Segment Highlights

Refining Segment

The refining segment’s operating income was $38.0 million for the fourth quarter of 2013 compared to $147.0 million for the fourth quarter of 2012. Refining gross margins were $15.34 per barrel of throughput for the fourth quarter of 2013 compared to $24.49 per barrel for the fourth quarter of 2012. This decrease was primarily due to less favorable benchmark crack spreads partially offset by favorable crude oil price differentials versus the benchmark WTI crude oil prices in the 2013 fourth quarter compared to the 2012 fourth quarter.

In addition to lower refining margins per barrel, throughput and sales volumes decreased compared to the prior year quarter. Total throughput was 79,838 barrels per day for the fourth quarter of 2013 compared to 90,265 barrels per day for the prior year quarter. Sales volumes decreased to 87,397 barrels per day for the fourth quarter of 2013 from 95,722 barrels per day for the fourth quarter of 2012. These lower volumes were attributed to a planned turnaround on the fluid catalytic cracking unit as well as some unplanned maintenance activities during the fourth quarter of 2013 primarily relating to a fire which occurred on the larger crude distillation unit at the end of September 2013.

Retail Segment

Retail operating income was $2.2 million in the fourth quarter of 2013 compared to $3.5 million in the fourth quarter of 2012. Fuel margins were $0.19 per gallon for the fourth quarter of 2013 compared to $0.20 per gallon for the fourth quarter of 2012. Fuel gallons sold at company-operated retail stores were down less than 1% during the fourth quarter of 2013 compared to the fourth quarter of 2012.

Quarterly Distribution

On February 7, 2014, the Board of Directors of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, declared a quarterly distribution of $0.41 per unit that will be paid in cash on February 28, 2014 to common unit holders of record as of the close of business on February 21, 2014. Cash available for distribution totaled $37.6 million for the fourth quarter of 2013 compared to $116.7 million for the fourth quarter of 2012. Total distributions relating to cash available for distribution for the year ending December 31, 2013 amounted to $2.63 per common unit.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) capital expenditures, (iv) potential cash reserves or payments relating to working capital fluctuations and (v) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Liquidity and Capital Spending

Northern Tier Energy’s primary sources of liquidity are cash generated from operating activities and its asset backed revolving credit facility (the “ABL Facility”). As of December 31, 2013, Northern Tier Energy’s cash on hand and availability under the ABL Facility amounted to approximately $220 million as compared to $405 million as of December 31, 2012. During 2013, Northern Tier Energy utilized approximately $100 million of its cash in order to fund discretionary growth capital expenditures as well as non-discretionary turnaround spending. While the current level of liquidity is sufficient to support the continuing operations of Northern Tier Energy, the Board of Directors of Northern Tier Energy GP LLC may establish additional cash reserves as it deems necessary.

Q1 2014 Operating and Capital Expenditure Guidance

For the first quarter of 2014, Northern Tier Energy projects it will realize total throughput of between 85,000 and 90,000 barrels per day at the Saint Paul Park Refinery and sales of between 85,000 and 90,000 barrels per day. Direct operating expense per barrel of throughput at the Saint Paul Park Refinery is expected to be between $4.75 and $5.00, not including turnaround expenditures. Total capital expenditures for the first quarter are expected to be approximately $11 million and approximately $35 million for the full year. See the accompanying table for additional key metric guidance.

Conference Call Information

The management teams of Northern Tier Energy and Western Refining, Inc. will hold a joint conference call to discuss financial results for the fourth quarter and full year ending December 31, 2013. The conference call is scheduled for February 27, 2014 at 10:00 a.m. EST. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 866-566-8590 or 702-224-9819, passcode: 31406191. An audio webcast of the call will be available at www.ntenergy.com within the Investor portion of the site under the Calendar of Events section. This audio webcast will be available on the website for fourteen days after the conference call. A replay will also be available by teleconference two hours after the end of the conference call through March 6, 2014. The replay teleconference will be available by dialing 800-585-8367 or 404-537-3406, passcode: 31406191.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 164 convenience stores and supports 75 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted EBITDA and Cash Available for Distribution. Northern Tier Energy believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier Energy’s non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

For Further Information, Contact:

Northern Tier Energy LP

Alpha IR Group

203-244-6544

nti@alpha-ir.com

NORTHERN TIER ENERGY LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except per unit amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue	$1,292.1	$1,236.1	$4,979.2	$4,653.9

Costs, expenses and other:
Cost of sales	1,138.3	990.9	4,291.6	3,584.9
Direct operating expenses	66.5	65.0	262.4	254.1
Turnaround and related expenses	24.1	9.0	73.3	26.1
Depreciation and amortization	10.3	8.6	38.1	33.2
Selling, general and administrative	21.6	21.2	85.8	88.3
Formation and offering costs	1.6	0.4	3.1	1.4
Contingent consideration loss	—	—	—	104.3
Other income, net	(2.2)	(3.2)	(13.8)	(9.4)

Operating income	31.9	144.2	238.7	571.0

Net (losses) gains on derivative activities	(3.5)	(2.2)	23.5	(271.4)
Interest expense, net	(7.9)	(5.5)	(26.9)	(42.2)
Loss on early extinguishment of debt	—	(50.0)	—	(50.0)

Earnings before income taxes	20.5	86.5	235.3	207.4

Income tax (benefit) provision	0.1	(2.0)	(4.2)	(9.8)

Net earnings	$20.6	$84.5	$231.1	$197.6

Net earnings per common unit, basic and diluted	$0.22	$0.92	$2.51

NORTHERN TIER ENERGY LP

SELECTED OPERATING SEGMENT DATA

(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

OPERATING INCOME:
Refining	$38.0	$147.0	$255.7	$707.3
Retail	2.2	3.5	15.2	8.7
Corporate and unallocated costs	(8.3)	(6.3)	(32.2)	(145.0)

TOTAL OPERATING INCOME	31.9	144.2	238.7	571.0

Net (losses) gains on derivative activities	(3.5)	(2.2)	23.5	(271.4)
Interest expense, net	(7.9)	(5.5)	(26.9)	(42.2)
Loss on early extinguishment of debt	—	(50.0)	—	(50.0)
Income tax (benefit) provision	0.1	(2.0)	(4.2)	(9.8)

NET EARNINGS	$20.6	$84.5	$231.1	$197.6

NORTHERN TIER ENERGY LP

SELECTED BALANCE SHEET AND CASH FLOW DATA

(in millions, unaudited)

	December 31, 2013	December 31, 2012

Cash and Cash Equivalents	$85.8	$272.9
Total Assets	$1,117.8	$1,136.8
Total Debt and Financing Obligations	$283.4	$282.5
Equity	$401.1	$483.8

	Year Ended December 31,
	2013	2012

Net cash provided by operating activities	$229.8	$308.5
Net cash used in investing activities	(95.5)	(28.7)
Net cash used in financing activities	(321.4)	(130.4)

Net (decrease) increase in cash and cash equivalents	$(187.1)	$149.4

NORTHERN TIER ENERGY LP

SUPPLEMENTAL OPERATING DATA

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

REFINING SEGMENT

Key Operating Statistics
Total refinery production (bpd)	79,867	91,081	75,882	84,530
Total refinery throughput (bpd)	79,838	90,265	75,464	83,851
Refined products sold (bpd)	87,397	95,722	84,231	89,162

Per barrel of throughput:
Refining gross margin	$15.34	$24.49	$18.89	$29.62
Direct operating expenses	$5.00	$4.43	$5.23	$4.44
Per barrel of refined products sold:
Refining gross margin	$14.02	$23.10	$16.92	$27.85
Direct operating expenses	$4.56	$4.18	$4.69	$4.18

Refinery product yields (bpd):
Gasoline	31,772	44,540	34,329	40,825
Distillate	27,481	29,044	26,074	27,113
Asphalt	8,447	12,692	8,321	11,434
Other	12,167	4,805	7,158	5,158

Total	79,867	91,081	75,882	84,530

Refinery throughput (bpd):
Crude oil	79,020	86,606	74,237	81,779
Other feedstocks	818	3,659	1,227	2,072

Total	79,838	90,265	75,464	83,851

Crude oil by type (bpd):
Light crude	42,706	44,302	41,937	45,040
Synthetic crude	16,900	17,695	14,373	15,286
Heavy crude	19,414	24,609	17,927	21,453

Total	79,020	86,606	74,237	81,779

RETAIL SEGMENT

Company operated stores:
Fuel gallons sold (in millions)	80.4	80.8	313.2	312.4
Fuel margin per gallon	$0.19	$0.20	$0.19	$0.18
Merchandise sales (in millions)	$85.0	$82.0	$341.6	$340.4
Merchandise margin %	24.9%	25.2%	25.9%	25.4%
Number of stores at period end	164	166	164	166

Note: See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within Northern Tier Energy’s annual report on Form 10-K for further information on operating statistic definitions.

NORTHERN TIER ENERGY LP

ADJUSTED EBITDA

(unaudited)

	Three Months Ended December 31, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$38.0	$2.2	$(19.6)	$20.6
Adjustments:
Interest expense	—	—	7.9	7.9
Income tax benefit	—	—	(0.1)	(0.1)
Depreciation and amortization	8.3	1.8	0.2	10.3

EBITDA subtotal	46.3	4.0	(11.6)	38.7
MPL proportionate depreciation expense	0.8	—	—	0.8
Turnaround and related expenses	24.1	—	—	24.1
Equity-based compensation expense	—	—	0.7	0.7
Formation and offering costs	—	—	1.6	1.6
Gains on derivative activities	—	—	3.5	3.5

Adjusted EBITDA (a)	$71.2	$4.0	$(5.8)	$69.4

	Three Months Ended December 31, 2012
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$147.0	$3.5	$(66.0)	$84.5
Adjustments:
Interest expense	—	—	5.5	5.5
Income tax provision	—	—	2.0	2.0
Depreciation and amortization	6.7	1.9	—	8.6

EBITDA subtotal	153.7	5.4	(58.5)	100.6
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	9.0	—	—	9.0
Equity-based compensation expense	—	—	(0.5)	(0.5)
Loss on early extinguishment of debt	—	—	50.0	50.0
Formation and offering costs	—	—	0.4	0.4
Losses on derivative activities	—	—	2.2	2.2

Adjusted EBITDA (a)	$163.4	$5.4	$(6.4)	$162.4

	Year Ended December 31, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$255.7	$15.2	$(39.8)	$231.1
Adjustments:
Interest expense	—	—	26.9	26.9
Income tax provision	—	—	4.2	4.2
Depreciation and amortization	30.4	7.1	0.6	38.1

EBITDA subtotal	286.1	22.3	(8.1)	300.3
MPL proportionate depreciation expense	2.9	—	—	2.9
Turnaround and related expenses	73.3	—	—	73.3
Equity-based compensation expense	—	—	7.1	7.1
Formation and offering costs	—	—	3.1	3.1
Gains on derivative activities	—	—	(23.5)	(23.5)

Adjusted EBITDA (a)	$362.3	$22.3	$(21.4)	$363.2

	Year Ended December 31, 2012
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$707.3	$8.7	$(518.4)	$197.6
Adjustments:
Interest expense	—	—	42.2	42.2
Income tax provision	—	—	9.8	9.8
Depreciation and amortization	25.2	7.5	0.5	33.2

EBITDA subtotal	732.5	16.2	(465.9)	282.8
MPL proportionate depreciation expense	2.8	—	—	2.8
Turnaround and related expenses	26.1	—	—	26.1
Equity-based compensation expense	—	—	0.9	0.9
Contingent consideration loss	—	—	104.3	104.3
Loss on early extinguishment of debt	—	—	50.0	50.0
Formation and offering costs	—	—	1.4	1.4
Losses on derivative activities	—	—	271.4	271.4

Adjusted EBITDA (a)	$761.4	$16.2	$(37.9)	$739.7

(a)	Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier Energy’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Secured Notes, ABL Facility, and contingent consideration arrangements. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, turnaround and related expenses, equity-based compensation expense, gains or losses from derivative activities, fair value adjustments for contingent consideration arrangements and costs related to Northern Tier Energy’s formation and equity offerings. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP

CASH AVAILABLE FOR DISTRIBUTION RECONCILIATION

For the Three Months Ended December 31, 2013

(in millions, unaudited)

Net income	$20.6
Adjustments:
Interest expense	7.9
Income tax benefit	(0.1)
Depreciation and amortization	10.3

EBITDA subtotal	38.7
MPL proportionate depreciation expense	0.8
Turnaround and related expenses	24.1
Equity-based compensation impacts	0.7
Change in fair value of outstanding derivatives	5.1
Formation and offering costs	1.6
Settlement gains on derivative activities	(1.6)

Adjusted EBITDA (a)	69.4
Cash interest expense	(7.3)
Current tax provision	(1.1)
MPL proportionate depreciation expense	(0.8)
Settlement gains on derivative activities	1.6
Capital expenditures (b)	(14.2)
Cash reserve for turnaround and related expenses	(5.0)
Cash reserve for discretionary capital expenditures	(5.0)

Cash Available for Distribution (c)	$37.6

(b)	Capital expenditures include maintenance, replacement, regulatory and expansion capital projects.
(c)	Cash available for distribution is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier Energy has reconciled cash available for distribution to adjusted EBITDA and in addition reconciled adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier Energy’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of Northern Tier Energy’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP

OTHER NON-GAAP PERFORMANCE MEASURES

(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Refining revenue	$1,180.9	$1,127.8	$4,536.0	$4,212.6
Refining cost of sales	1,068.2	924.4	4,015.8	3,303.7

Refining gross product margin (d)	$112.7	$203.4	$520.2	$908.9

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Retail gross margin:
Fuel margin	$16.0	$16.2	$60.2	$56.1
Merchandise margin	21.2	20.7	88.4	86.3
Other margin	3.8	4.9	18.8	17.7

Retail gross margin (e)	$41.0	$41.8	$167.4	$160.1

(d)	Refining gross product margin per barrel is a financial measurement calculated by subtracting refining costs of sales from total refining revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refining gross product margin is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in these calculations (revenues and cost of sales) can be reconciled directly to Northern Tier Energy’s statements of operations. Northern Tier Energy’s calculation of refining gross product margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.
(e)	Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier Energy believes are important to investors in evaluating its retail performance. Northern Tier Energy’s calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

NORTHERN TIER ENERGY LP

Q1 2014 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q1 2014
	Low	High
Refinery Statistics:
Total throughput (bpd)	85,000	90,000
Total refined products sold (bpd)	85,000	90,000
Direct opex ex. turnaround ($/throughput bbl)	$4.75 - $5.00

Retail Statistics:
Forecasted gallons (mm)	72
Retail fuel margin ($/gallon)	$0.19
Merchandise sales ($ in mm)	$80
Merchandise gross margin (%)	26.0%
Direct operating expense ($ in mm)	$28

Other Guidance ($ in mm):
Turnaround cash reserve	$5 - $10
Discretionary capital cash reserve	$5 - $10
SG&A	$22
Depreciation & amortization	$10
Cash interest expense	$6
Current tax expense	$1

	Q1 2014	Full Year
Capital Program ($ in mm):
Maintenance and replacement capital	$2	$23
Waste Water Treatment (non recurring regulatory capital)	$8	$10
Discretionary capital	$1	$2

Total planned capital expenditures	$11	$35